Exhibit 5.1

April 13, 2020

Co-Diagnostics, Inc.

2401 S. Foothill Drive

Salt Lake City, Utah 84109

Re: Co-Diagnostics, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, as your counsel, we have examined the Registration Statement on Form S-8 (the “Registration Statement”), to be filed by Co-Diagnostics, Inc., a Utah corporation (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) on or about April 13, 2020 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance of an aggregate of 6,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of:

(i)	2,121,817 shares of the Company’s Common Stock that have been reserved for issuance in connection with outstanding stock options granted pursuant to Co-Diagnostics, Inc. 2015 Long-term Incentive Plan (the “2015 Plan”); and

(ii)	3,878,183 of shares of the Company’s Common Stock that have been reserved for issuance in connection with stock options that are not currently issued or vested pursuant to the 2015 Plan and may be issued under the 2015 Plan.

At your request we are providing this letter to express our opinion on the matters set forth below in this letter (“our opinion”).

In connection with our opinion, we have examined such matters of fact as we have deemed necessary, which included examination of originals or copies, certified or otherwise identified to our satisfaction of: (i) the Registration Statement, (ii) the 2015 Plan, (iii) the Articles of Incorporation of the Company, as amended, (iv) the Bylaws of the Company, as currently in effect, and (v) certain resolutions of the Board of Directors of the Company relating to the 2015 Plan and the filing of the Registration Statement. We also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth below. We have also examined such questions of law as we have considered necessary.

 In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Manhattan Office: 55 West 39th Street, 18th Floor, New York, NY 10018

New York City  |  New Jersey  |  Long Island  |  Beverly Hills

Website: www.cmfllp.com

Based on the foregoing and subject to the qualifications, assumptions, and limitations stated herein, we are of the opinion that if and when the Shares are issued and delivered pursuant to the 2015 Plan, such Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the (i) the federal laws of the United States and (ii) the Utah Revised Business Corporation Act, as amended (the “URBC”), including all applicable provisions of the Utah Constitution and reported judicial decisions interpreting the URBC, in each case, as such laws exist on the date hereof. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom.

We consent to the use of this opinion as an Exhibit 5.1 to the Registration Statement and further consent to all references to us, if any, in the Registration Statement. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Sincerely,

/s/ Carmel, Milazzo & Feil LLP